Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT(1)

Subsidiary	Jurisdiction of Organization
American Driving Records, Inc.	California
Employee Health Programs, Inc.	Florida
First American Indian Holdings, LLC	Delaware
First American Registry	Nevada
HireCheck, Inc.	Florida
Professional Resource Screening, Inc.	California
SafeRent, Inc.	Delaware
Substance Abuse Management, Inc.	Florida
US SEARCH.com Inc.	Delaware

(1)	Assumes consummation of the mergers contemplated by the transactions disclosed in the Registration Statement.